Exhibit 99.1

MEDIA CONTACT:

Mark Brown
Vice President Marketing
mark.brown@dealertrack.com
(516)734-3887

 INVESTOR CONTACT:

Elizabeth Besen
Director of Investor Relations
elizabeth.besen@dealertrack.com
(516) 734-3859

DEALERTRACK COMPLETES $125 MILLION CREDIT FACILITY

Lake Success, N.Y., April 26, 2011 – DealerTrack Holdings, Inc. (Nasdaq: TRAK) today announced that it has successfully completed a new four-year $125 million secured revolving credit facility which will be used for general corporate purposes including capital expenditures and investments. The credit facility, provided by a syndicate of seven banks led by J.P. Morgan, includes an “accordion” feature that allows the Company to obtain up to an additional $100 million of incremental term loans or incremental revolving commitments subject to certain conditions.  The facility matures in April 2015 and bears an interest rate between LIBOR plus 225 basis points and LIBOR plus 275 basis points per annum, based on a consolidated leverage ratio as defined in the agreement.

Eric D. Jacobs, chief financial and administrative officer of DealerTrack, commented, “We are very pleased to finalize this credit facility.  We expect this facility to help promote our growth initiatives as it is primarily intended for acquisitions. We also appreciate the substantial response and support of our lenders.”

Additional details regarding the credit facility will be included in a Form 8-K to be filed with the United States Securities and Exchange Commission.

About DealerTrack (www.dealertrack.com)

DealerTrack's intuitive and high-value software solutions and services enhance efficiency and profitability for all major segments of the retail automotive industry, including dealers, lenders, OEMs, agents and aftermarket providers.  DealerTrack, whose solution set for dealers is the industry's most comprehensive, operates the largest online credit application network in the United States, connecting approximately 17,000 dealers with more than 1,000 lenders. DealerTrack’s Dealer Management System (DMS) provides dealers with easy-to-use tools and real-time data access to enhance their efficiency, while DealerTrack AAX delivers the inventory management tools and services needed to accelerate used-vehicle turn rates and help increase profits for dealers.  DealerTrack’s Sales and F&I solutions allow dealers to streamline the entire sales process as they structure deals from a single integrated platform.  Its Compliance Solution helps dealers meet legal and regulatory requirements and protect their assets. DealerTrack’s Processing Solutions offer services for all sectors of the automotive industry through its electronic motor vehicle registration and titling applications, paper title storage and e-titling options, and digital document services. DealerTrack's family of companies also includes data and consulting service providers ALG and Chrome Systems. For more information, visit www.dealertrack.com.

Safe Harbor for Forward-Looking and Cautionary Statements

Statements in this press release regarding DealerTrack’s credit facility and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of DealerTrack to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

Factors that might cause such a difference include: economic trends that affect the automotive retail industry or the indirect automotive financing industry including the number of new and used cars sold; DealerTrack's success in integrating newly acquired companies and expanding its customer base and product and service offerings, and other risks listed in DealerTrack's reports filed with the Securities and Exchange Commission (SEC), including its most recent Annual Report on Form 10-K. These filings can be found on DealerTrack's website at www.dealertrack.com and the SEC's website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and DealerTrack disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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